S&T BANK - CONFIDENTIALITY. TRADE SECRETS,
NON-SOLICITATION AND SEVERANCE AGREEMENT

THIS CONFIDENTIALITY, TRADE SECRETS, NON-SOLICITATION AND SEVERANCE AGREEMENT ("Agreement") is made and entered into the latest date set forth below by and between S&T Bancorp, Inc, S&T Bank, and their subsidiaries and affiliated companies (hereinafter referred to collectively as "S&T Bank") and the undersigned employee hereinafter referred to as ("Employee").
In consideration for the severance pay and benefits offered herein, Employee hereby agrees to abide by the following terms, conditions and restrictive covenants both during Employee's employment and after Employee's separation from employment at S&T Bank, no matter the reason for Employee's separation.
1.SEVERANCE. If Employee's employment is terminated without Cause, as defined below, Employee will be entitled to one year of pay at his/her last base salary paid in accordance with S&T Bank's regular payroll practices over twelve (12) months commencing on the first regular payroll date following termination of employment and will also be eligible to receive paid COBRA benefits for twelve (12) months if COBRA is properly elected (collectively referred to as "Severance"). Employee will not be eligible for any other benefits, including the HSA contribution. Employee agrees that in the event of a termination with Cause, the restrictions set forth below will remain in full force and effect without entitlement to Severance pay or COBRA benefits. Employee agrees that should Employee choose to resign his employment, Employee will not be entitled to any Severance. Employee understands that no matter the reason for termination of employment, whether voluntary or involuntary, Employee remains obligated to comply with the restrictive covenants set forth below in Paragraphs 2-5.
"Cause" means termination of Employee's employment due to any one or more of the following:
a.Failure to substantially perform employment duties set forth in your job description (other than by reason of Disability), after reasonable demand for substantial performance has been delivered by S&T Bank specifically identifying the manner in which S&T Bank believes that you have not performed your duties, and the Employee has been given a reasonable opportunity to cure any deficiencies in performance; or
b.Willful conduct that demonstrably results in material injury to S&T Bank; or
c.Personal dishonesty or breach of fiduciary duty to S&T Bank that in either case results or was intended to result in personal profit to Employee at the expense of S&T Bank; or

d.Willful violation of any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment or supervisory agreement, which violation demonstrably results in material injury to S&T Bank.
2.CONFIDENTIALITY. During the period of Employee's employment and continuing thereafter indefinitely, Employee agrees to maintain the confidentiality of S&T Bank's Confidential Information. "Confidential Information" shall include, but is not necessarily limited to, any information concerning S&T Bank 's accounts, sales and sales volume; any information related to customers or prospective customers with whom the Employee had contact with, or became aware of, while working at S&T Bank; S&T Bank's prospect lists, business strategies, business manuals, software products, patented products, copyrighted information, operating methods and any other trade secret or proprietary information belonging to S&T Bank, or relating to S&T Bank 1s affairs, that is not public information.
3.NON-SOLICITATION OF CUSTOMERS AND RESTRICTIONS RELATING TO
FUTURE SERVICES. Following the termination of Employee's employment and continuing for a period of one (1) year after Employee is no longer employed by S&T Bank for any reason, Employee agrees to refrain from doing any business with and/or soliciting any Customer(s) of S&T Bank. The term "soliciting", as used herein, shall mean directly or indirectly contacting any S&T Bank Customer for the purposes of directly or indirectly furnishing any financial, wealth management, insurance, or other banking services that S&T Bank provides, or is permitted by law to provide, on the date the Employee's employment is terminated. The prohibited solicitation may occur in a variety of mediums, including, but not limited to, direct mail, email, telephone, fax, in person communication, and active use of social media platforms. "Active use" of social media, as used herein, includes any focused and deliberate social media activity directed to certain Customers, but does not include activities such as generally updating employment or contact information or advertising a new employer's products or services. The term "Customer(s)", as used herein, shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is known to Employee as a result of Employee's access to S&T Bank's customer lists, customer account information, or other business related information; or (ii) that is a business entity or individual with whom Employee has contracted on behalf of S&T Bank, performed services for, or negotiated with during the two (2) year period preceding the termination of Employee's employment.
4.NON-SOLICITATION OF EMPLOYEES. During the period of Employee's employment and continuing for a period of one (1) year after Employee is no longer employed by S&T Bank for any reason, Employee agrees not to directly or indirectly hire, solicit, employ, or knowingly permit any enterprise or business wherein Employee owns or becomes employed to employ any person who was employed by S&T Bank at any time during the two (2) year period preceding Employee's termination of employment with S&T Bank, or in any manner facilitate the leaving of any person from his or her employment with S&T Bank.
5.RETURN OF CONFIDENTIAL INFORMATION. Upon termination of Employee's employment for any reason, Employee shall promptly deliver to S&T Bank, in whatever format or medium, all materials containing any Confidential Information or trade secrets which are in the possession of Employee.
6.SEVERABILITY. The parties intend that the provisions of this Agreement shall be enforceable to the fullest extent permissible under applicable law. In the event that a court of competent jurisdiction shall determine that one or more of the provisions of the above stated restrictive covenants in Paragraphs 2, 3 or 4 above is so broad as to be unenforceable, then such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make the covenants enforceable.
7.REMEDIES. Employee agrees that if Employee is receiving severance pay and violates this Agreement, S&T Bank may elect to cease making severance payments and recover any payments previously made to Employee. In addition, Employee stipulates and agrees that any breach of this Agreement by Employee will result in immediate and irreparable harm to S&T Bank, the amount of which will be extremely difficult to ascertain, and that S&T Bank could not be reasonably or adequately be compensated by damages in an action at law. For these reasons, S&T Bank shall have the right to obtain such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect S&T Bank against, or on account of, any breach by Employee of the provisions of this Agreement without the need to post bond in excess of one thousand dollars ($1,000.00). Such right to equitable relief is in addition to all other legal remedies S&T Bank may have to protect its rights. In the event S&T Bank obtains any such injunction, order, decree or other relief, in law or in equity, Employee shall be responsible for reimbursing S&T Bank for all costs associated with obtaining the relief, including reasonable attorneys' fees, and expenses and costs of suit. Employee further covenants and agrees that any order of court or judgment obtained by S&T Bank which enforces S&T Bank's rights under this Agreement may be transferred, without objection or opposition by Employee, to any court of law or other appropriate law enforcement body located in any other state in the United States where S&T Bank does business, and that said court or body shall give full force and effect to said order and or judgment. If Employee violates any of the restrictive covenants set forth hereinabove, the periods described therein shall be extended by that number of days which equals the aggregate of all days during which any such violations occurred.
8.CHOICE OF LAW, JURISDICTION AND VENUE. Employee agrees that this Agreement shall be deemed to have been made and entered into in Indiana County, Pennsylvania and that the Law of the Commonwealth of Pennsylvania shall govern this Agreement, without regard to conflict of laws principles. Employee agrees that for purposes of enforcing this Agreement, jurisdiction and venue is exclusively limited in any proceeding brought by S&T Bank to enforce its rights hereunder to the Court of Common Pleas of Indiana County, Pa. or the United States District Court for the Western District of Pennsylvania. Employee agrees to waive any objections to the jurisdiction and venue of the courts set forth above, including any objection to personal jurisdiction, venue, and/or forum non-conveniens, in any proceeding by S&T Bank to enforce its rights hereunder. Employee agrees not to object to any petition filed by S&T Bank to remove an action filed by Employee from a forum or court not located in Indiana County, Pennsylvania. Should Employee object to a petition for removal, Employee agrees to be responsible for S&T Bank's legal fees and expenses associated with the removal of said petition.
9.SERVICE OF PROCESS. Employee irrevocably consents to the service of any summons and complaint and any other process which may be served in any action or proceeding arising out of or related to this Agreement by mailing by certified, registered mail a copy of such process to the Employee's last known address.
10.SECTION 409A. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the "short-term deferral" exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitation on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All payments to be made upon a termination of services under this Agreement may only be made upon a "separation from Service" under 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on you pursuant to Section 409A of the Code. If the end of the calendar year in which employment terminates falls within the Release Period specified under Section 11 below, then any severance payments otherwise due under Section 1 of the Agreement in the year of termination shall be delayed until the later of the first regular payroll period following the end of the calendar year employment terminates of the date the Employee complies with Section 11 of this Agreement. The remaining severance payments shall then be made at the regular time.
11.CHANGE-IN-CONTROL. In the event of a change-in-control, as defined in Employee's Severance Agreement (a/k/a Change-In Control Agreement) employee shall not be entitled to receive the severance provided herein.
12.RELEASE OF CLAIMS. In order to receive the severance benefits, Employee will first have to agree to and sign a general release of all claims against S&T Bank in a form required by S&T Bank within twenty-one (21) days of receipt.
13.ASSIGNMENT. S&T Bank shall have the right to assign this Agreement to any successor organization. Employee agrees to be obligated by this Agreement to any successor, assign or surviving entity. Employee may not assign this Agreement.
14.HEADINGS. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.
15.NOTIFICATION RIGHTS. Should Employee obtain employment subsequent to terminating employment with S&T Bank for any reason, Employee agrees to provide a copy of this Agreement to the new employer. Employee also agrees that S&T Bank has the right to notify any subsequent employer of the content of this Agreement.
16.NO WAIVER. S&T Bank's failure to insist upon strict compliance with any provisions of (whether or not similar), or to assert, any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.
17.RIGHT TO CONSULT ATTORNEY. Employee has the right to consult an attorney before agreeing to abide by the restrictions relating to current and future employment set forth in this Agreement.
18.COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.
19.ELECTRONIC DOCUMENT. Employee understands that this Agreement will be maintained in an electronic format by S&T, and that such document is as valid as the one that contains Employee's original signature.
Agreeing to be legally bound hereby, this 21 day of October 2020, the parties affix their respective signatures below:

S&T BANK	EMPLOYEE

/s/ David G. Antolik	/s/ Charles Carroll
David G. Antolik, President	Charles Carroll

Date: 10/21/2020	Date: 10/21/2020

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